Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510 Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES FULL REDEMPTION OF 11.625% SENIOR SECURED NOTES DUE 2014
MIDLAND, Texas — February 15, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced that it will redeem on March 17, 2011, the redemption date, all $285,000 of the outstanding principal amount of its 11.625% Senior Secured Notes due 2014 (CUSIP 06985P AF7) (the “Notes”) not tendered and purchased by Basic in a pending tender offer.
The redemption price is equal to 100% of the principal amount of the Notes, plus the applicable premium as of, and accrued and unpaid interest on the Notes to, but not including, the redemption date. The redemption is being made pursuant to the terms of the Notes with the proceeds from Basic’s recently issued 7 3/4% Senior Notes due 2019.
A notice of redemption containing information required by the terms of the indenture governing the Notes has been distributed by The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the Notes. Questions regarding the redemption should be directed to The Bank of New York Mellon Trust Company, N.A., by telephone at 800-254-2826.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. Basic employs more than 4,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.